Exhibit 99.1

NEWS RELEASE
Contacts: Main Street Capital Corporation Dwayne L. Hyzak, CFO and Senior Managing Director dhyzak@mainstcapital.com 713-350-6000
Dennard Rupp Gray & Lascar, LLC Ken Dennard | ksdennard@drg-l.com Ben Burnham | bburnham@drg-l.com 713-529-6600

Main Street Capital Announces

Results of 2012 Annual Meeting of Stockholders

HOUSTON, June 14, 2012 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today the results from its 2012 Annual Meeting of Stockholders (the “Annual Meeting”) held on June 14, 2012.  At the Annual Meeting, Main Street’s stockholders (i) re-elected each of Michael Appling, Jr., Joseph E. Canon, Arthur L. French, J. Kevin Griffin, Vincent D. Foster and Todd A. Reppert to the Main Street Board of Directors for a one-year term, and (ii) approved a proposal to authorize Main Street, with the approval of its Board of Directors, to sell shares of its common stock during the next twelve months at a price below its then current net asset value per share, subject to certain limitations, including that the number of shares sold in each offering does not exceed 25% of Main Street’s outstanding common stock immediately prior to such sale.

Main Street’s management is very appreciative of those stockholders who participated in the Annual Meeting by voting their shares and fully understands the inconvenience experienced by several stockholders related to the proxy solicitation process. Main Street is committed to improving this process in the future.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million.  Main Street’s middle market debt investments are in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statement now or in the future.

# # #